Exhibit 3.5
ARTICLES OF INCORPORATION
OF
SECURITY MONITORING SERVICES, INC.
     The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.
ARTICLE I. NAME
     The name of the corporation shall be:
SECURITY MONITORING SERVICES, INC.
     The principal place of business of this corporation shall be Post Office Box 800, Longwood, Florida.
ARTICLE II. NATURE OF BUSINESS
     This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.
ARTICLE III. CAPITAL STOCK
     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 7,500 shares of common stock having $1 par value per share.
ARTICLE IV. ADDRESS
     The street address of the initial registered office of the corporation shall be 502 East Park Avenue, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Information Services, Inc. -Gail Shelby.

ARTICLE V. TERM OF EXISTENCE
     This corporation is to exist perpetually.
ARTICLE VI. PREEMPTIVE RIGHTS
     Every shareholder upon the sale for cash of any new stock of this corporation of the same kind, class, or series as that which he already holds, shall have the right to purchase his pro rata share thereof at the price at which it is offered to others.
ARTICLE VII. DIRECTORS
     This corporation shall have three directors, initially. The names and street addresses of the inital members of the Board of Directors are:

Sam R. Leggett, Jr. Dir./ 750 shares Fred J. Worth Dir./ 1500 shares Harriette H. Wilson Dir./ 750 shares	1701 Goodrich Avenue Winter Park, Florida Post Office Box 800 Longwood, Florida 1303 Sweetwater Club Boulevard Longwood, Florida
ARTICLE VIII. OFFICERS
     The names and addresses of the initial officers of the corporation who shall hold office for the first year of the corporation, or until their successors are elected or appointed are:

Sam R. Leggett, Jr. V. Pres. Fred J. Worth Pres. Harriette H. Wilson Sec./Treas.	1701 Goodrich Avenue Winter Park, Florida Post Office Box 800 Longwood, Florida 1303 Sweetwater Club Boulevard Longwood, Florida
ARTICLE VIII. SUBSCRIBER
     The name and street address of the subscriber to these Articles of Incorporation is:

Gail Shelby	502 East Park Avenue
Tallahassee, Florida 32301
     Corporate existence shall begin April 9th, 1985.